Exhibit 99.1

Chaparral Steel Company Announces Two-for-One Stock Split

          MIDLOTHIAN, Texas, July 13 /PRNewswire-FirstCall/ -- Chaparral Steel Company (Nasdaq: CHAP) announced today that its Board of Directors has authorized a two-for-one stock split in the form of a 100% stock dividend. The record date for the stock split will be August 15, 2006.  Stockholders of record as of the close of market on that day will receive one additional share of Chaparral Steel Company common stock for each share held. Distribution of these additional shares will take place on September 1, 2006. The stock split will increase the number of outstanding shares of the company from approximately 23.1 million to approximately 46.2 million.

          Certain statements contained in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from future results expressed or implied by such forward looking statements. Potential risks and uncertainties include, but are not limited to, the impact of competitive pressures and changing economic and financial conditions on Chaparral’s business, construction activity in Chaparral’s markets, changes in costs of raw materials, fuel and energy, the impact of environmental laws, unexpected equipment failures, the effect of foreign currencies valuations and other regulations as more fully described in Chaparral’s Annual Report on SEC Form 10-K.

          Chaparral Steel Company, headquartered in Midlothian, Texas, is the second largest producer of structural steel beams in North America. Chaparral is also a significant supplier of steel bar products. In addition, Chaparral is a leading North American recycling company. Additional information may be found at http://www.chapusa.com.

          For further information contact Cary D. Baetz at 972-779-1032 or Terresa Van Horn at 972-779-1033.

SOURCE  Chaparral Steel Company
          -0-                                        07/13/2006
          /CONTACT:  Cary D. Baetz, +1-972-779-1032, or Terresa Van Horn, +1-972-779-1033, both of Chaparral Steel Company/
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          /Web site:  http://www.chapusa.com /
          (CHAP)